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                                  Exhibit 99(a)

                                OXFORD LETTERHEAD



FOR IMMEDIATE RELEASE

                                                                        Contact:
                                                       Oxford Health Plans, Inc.
                                                                    203-851-1020

                     OXFORD HEALTH PLANS ANNOUNCES STEPS TO
                              STRENGTHEN OPERATIONS

         NORWALK, CONNECTICUT, NOVEMBER 6, 1997 - Oxford Health Plans, Inc. (NASDAQ:OXHP) announced today a number of actions designed to strengthen the Company's operations and provide additional assurance to customers and providers concerning its products and services. These actions are being taken under a plan approved by Oxford's Board of Directors and reviewed by the New York State Insurance Department as part of their continuing examination of the Company. The following actions were announced by the Company today:

         1. The Company announced it had hired Kevin F. Hickey as an Executive Vice President, focusing on operations. Mr. Hickey was formerly President of Health Plans of America and Senior Vice President of Operations at Aetna Managed Health Plans. At Aetna, Hickey managed 55 service sites with 12,700 employees. These service operations handled 38 million customer calls and were responsible for the payment of more than $28 billion in claims annually.

         2. The Company is in the process of retaining nationally recognized information systems consulting firms to review and report on its information systems capabilities and strategic plan, and to correct shortcomings in Oxford's processing of claims and premiums, all of which will facilitate its growing membership.

         3. On Tuesday, November 4, 1997, the Company announced steps taken to strengthen its reserves for medical claims. The Company's New York subsidiaries will obtain an audit of their September 30, 1997 financial statements, including a certification of reserves, by KPMG Peat Marwick LLP, to provide further assurance as to its financial strength.

         4. In addition to replacing the CFO, the Company is undertaking a thorough review of its finance operations with a view to strengthening management and systems where appropriate. KPMG Peat Marwick LLP will provide additional resources to Oxford to assist in this effort.

         5. The Company's Board of Directors will be expanded by at least two members, and professional firms have been retained to identify candidates with substantial experience leading complex, high transaction service businesses.

    "These actions are being taken to solidify our operations and to assure a smooth recovery from our recent challenges," said William Sullivan, Oxford Chief Executive Officer. "We are taking steps necessary to demonstrate that our customers and providers will be well served as Oxford works to further strengthen its operations."


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